Exhibit 99.1

5551 Corporate Boulevard
Baton Rouge, LA 70808

Lamar Advertising Company Announces
First Quarter 2005 Operating Results

Baton Rouge, LA – Wednesday, May 4, 2005 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the first quarter ended March 31, 2005.

First Quarter Results
Lamar reported net revenues of $232.8 million for the first quarter of 2005 versus $201.0 million for the first quarter of 2004, a 15.8% increase. Operating income for the first quarter of 2005 was $29.1 million as compared to $12.7 million for the same period in 2004. There were net earnings of $5.0 million for the first quarter of 2005 compared to a net loss of $3.6 million for the first quarter of 2004.

Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before depreciation and amortization and gain on disposition of assets — see reconciliation to net income (loss) at the end of this release), for the first quarter of 2005 was $96.4 million versus $81.8 million for the first quarter of 2004, a 17.9% increase.

Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the first quarter of 2005 was $56.7 million as compared to $47.9 million for the same period in 2004, an 18.4% increase.

Pro forma net revenue for the first quarter of 2005 increased 6.7% and pro forma EBITDA increased 9.0% as compared to the first quarter of 2004. Pro forma net revenue and EBITDA include adjustments to the 2004 period for acquisitions and divestitures for the same time frame as actually owned in the 2005 period, excluding new markets acquired as a result of the acquisition of Obie Media Corporation (the “Obie markets”), which closed on January 18, 2005. As a result, our pro forma results for the 2005 period exclude the operating results from the Obie markets, and no adjustment has been made to the 2004 period with respect to the acquisition of the Obie markets. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.

Guidance
For the second quarter of 2005 the Company expects net revenue to be approximately $255 million, excluding expected net revenue from the Obie markets. On a pro forma basis this represents an increase of approximately 8% over the same period in 2004. On this level of net revenue, EBITDA on a pro forma basis should be approximately 11% over the same period in 2004.

The Company estimates the net revenue from the Obie markets will be approximately $9 million for the second quarter of 2005. The Company intends to provide separate guidance for the Obie markets until it has owned and operated them for 12 months.

Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding our guidance for the second quarter of 2005. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the regulation of the outdoor advertising industry; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the strength of the economy generally and the demand for advertising in particular; and (7) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our management believes that excluding the operating results related to the Obie markets from our pro forma results, which we intend to do until we have operated them for twelve months, is useful to investors because of integration issues that are unique to these assets, which are comprised primarily of transit assets. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information
A conference call will be held to discuss the Company’s operating results Wednesday, May 4, 2005 at 10:30 a.m. eastern time. Instructions for the conference call and Webcast are provided below:

Conference Call
All Callers:	1-706-643-3436
Conference ID #	5543058

Replay:	1-706-645-9291
Conference ID #	5543058
Will run through Monday, May 9, 2005 at 11:59 p.m. eastern time

Webcast Information
Live Webcast:	www.lamar.com
Webcast Replay:	www.lamar.com
Available through Monday, May 9, 2005 at 11:59 p.m. eastern time

General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating 153 outdoor advertising companies in 43 states, logo businesses in 20 states and the province of Ontario, Canada and 73 transit advertising franchises in the United States and Canada.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended
	March 31,
	2005	2004
		(Restated)
Net revenues	$232,829	$200,976

Operating expenses (income)
Direct advertising expenses	84,476	73,791
General and administrative expenses	42,755	38,276
Corporate expenses	9,189	7,159
Depreciation and amortization	69,238	70,241
Gain on disposition of assets	(1,958)	(1,152)

	203,700	188,315

Operating income	29,129	12,661

Other expense (income)
Interest income	(452)	(59)
Interest expense	20,862	18,902

	20,410	18,843

Income (loss) before income tax expense (benefit)	8,719	(6,182)
Income tax expense (benefit)	3,684	(2,549)

Net income (loss)	5,035	(3,633)
Preferred stock dividends	91	91

Net income (loss) applicable to common stock	$4,944	$(3,724)

Earnings (loss) per share:
Basic net income (loss) per share	$0.05	$(0.04)

Diluted net income (loss) per share	$0.05	$(0.04)

Weighted average common shares outstanding
– basic	104,433,456	103,607,466
– diluted	104,945,008	103,607,466

OTHER DATA
Free Cash Flow Computation:
EBITDA	$96,409	$81,750
Interest, net of interest income and amortization of financing costs	(19,077)	(17,511)
Current tax expense	(74)	(310)
Preferred stock dividends	(91)	(91)
Total capital expenditures	(20,497)	(15,891)

Free cash flow	$56,670	$47,947

	March 31,	December 31,
Selected Balance Sheet Data:	2005	2004
Cash and cash equivalents	$7,551	$44,201
Working capital	46,755	34,476
Total assets	3,765,069	3,689,472
Total debt (including current maturities)	1,677,494	1,659,934
Total stockholders’ equity	1,786,829	1,736,347

	Three Months Ended
	March 31,
	2005	2004
Other Data:		(Restated)
Cash flows provided by operating activities	$24,456	$35,598
Cash flows used in investing activities	79,903	35,804
Cash flows provided by (used in) financing activities	18,797	(1,471)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$24,456	$35,598
Changes in operating assets and liabilities	54,413	29,579
Total capital expenditures	(20,497)	(15,891)
Preferred stock dividends	(91)	(91)
Other	(1,611)	(1,248)

Free cash flow	$56,670	$47,947

Reconciliation of EBITDA to Net income (loss):
EBITDA	$96,409	$81,750
Less:
Depreciation and amortization	69,238	70,241
Gain on disposition of assets	(1,958)	(1,152)

Operating income	29,129	12,661

Less:
Interest income	(452)	(59)
Interest expense	20,862	18,902
Income tax expense (benefit)	3,684	(2,549)

Net income (loss)	$5,035	$(3,633)

	Three Months Ended
	March 31,
Reconciliation of Reported Basis to Pro Forma (a) Basis:	2005	2004	% Change
		(Restated)
Reported net revenue	$232,829	$200,976	15.8%
Acquisitions and divestitures, excluding the Obie markets	—	8,207
Less net revenue – Obie markets	(9,588)	—

Pro forma net revenue, excluding the Obie markets	$223,241	$209,183	6.7%

Reported direct advertising and G&A expenses	$127,231	$112,067	13.5%
Acquisitions and divestitures, excluding the Obie markets	—	4,324
Less direct advertising and G&A expenses – Obie markets	(6,519)	—

Pro forma direct advertising and G&A expenses, excluding the Obie markets	$120,712	$116,391	3.7%

Reported outdoor operating income	$105,598	$88,909	18.8%
Acquisitions and divestitures, excluding the Obie markets	—	3,883
Less outdoor operating income – Obie markets	(3,069)	—

Pro forma outdoor operating income, excluding the Obie markets	$102,529	$92,792	10.5%

Reported corporate expenses	$9,189	$7,159	28.4%
Acquisitions and divestitures, excluding the Obie markets	—	—

Pro forma corporate expenses, excluding Obie markets	$9,189	$7,159	28.4%

Reported EBITDA	$96,409	$81,750	17.9%
Acquisitions and divestitures, excluding the Obie markets	—	3,883
Less EBITDA – Obie markets	(3,069)	—

Pro forma EBITDA, excluding the Obie markets	$93,340	$85,633	9.0%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2004 for acquisitions and divestitures for the same time frame as actually owned in 2005, excluding the operating results of the Obie markets. As a result, our pro forma results for the 2005 period exclude the operating results from the Obie markets, and no adjustment has been made to the 2004 period with respect to the acquisition of the Obie markets.

	Three months ended
	March 31,
Reconciliation of Outdoor Operating Income to Operating Income:	2005	2004
		(Restated)
Outdoor operating income	$105,598	$88,909
Less: Corporate expenses	(9,189)	(7,159)
Depreciation and amortization	(69,238)	(70,241)
Gain on disposition of assets	1,958	1,152

Operating income	$29,129	$12,661